                                                                Exhibit 99.1

[HARRIS INTERACTIVE LOGO]                                   [MRSL LOGO]


FOR IMMEDIATE RELEASE

      HARRIS INTERACTIVE ACQUIRES MARKET RESEARCH SOLUTIONS, LTD. IN THE UK

        ADDITION OF FULL-SERVICE FIRM WILL GREATLY EXPAND MARKET RESEARCH
                       CAPABILITIES IN THE UK AND EUROPE

ROCHESTER, NY AND OXFORD, ENGLAND, AUGUST 14, 2001--Harris Interactive Inc. (Nasdaq: HPOL), a leading US Internet-based market research and consulting firm, today announced its acquisition of Market Research Solutions Limited (MRSL), a privately owned UK company, headquartered in Oxford, England.

         CASH-AND-STOCK DEAL ADDS EMPLOYEES AND $8.5 MILLION IN REVENUE

The part cash and part HPOL stock deal, for an undisclosed amount, was signed in London. As part of the agreement, Harris Interactive will hire approximately 75 MRSL employees and will also take on their offices in Oxford, North London and Newport, South Wales. MRSL is expected to add approximately $8.6 million ((pound)6 million) to Harris Interactive revenues for the fiscal year 2002 which started July 1, 2001.

"We've been working closely with MRSL for a number of years now and have always been very impressed with the work that they do," stated Dr. Gordon S. Black, chairman and CEO of Harris Interactive. "The addition of MRSL's traditional research activities to Harris Interactive's Internet-based research experience will create a powerful benefit for our clients - both in the United States and in Europe."

                     ABOUT MARKET RESEARCH SOLUTIONS LIMITED

MRSL offers a full range of research and consulting services including strategic consulting, new product testing and market opportunity identification through its two operating divisions, Magenta and IQ+. Magenta provides full service marketing and market research consultancy to a range of customers in the UK and Europe; IQ+ specializes in high-quality data collection, analysis and project management serving customers in manufacturing, consumer services and the market research sector. MRSL has extensive experience in serving the financial, food & drink, IT/Internet/Web, leisure/travel/tourism, public service/utility and retail sectors.

                       MRSL'S MANAGEMENT TEAM STRENGTHENED

Greg Smith, currently vice president of European international development at Harris Interactive, will assume the duties of group managing director for MRSL. In addition to responsibility for Harris Interactive's online research capabilities across Europe, he will also be in charge of MRSL's day-to-day operations. Smith will report to David H. Clemm, president and COO of Harris Interactive.

A new executive committee will be formed. It will be comprised of Smith along with founder directors of MRSL: Tim Baker, managing director of Magenta, Jon Darby, managing director of group operations and Bernard Hudson, development director. Of the other founding directors, Roger Landells, current chairman and CEO, is moving to a non-executive director role and Joy Reynolds, formerly field and personnel director for MRSL, is retiring.

Under the new organizational structure, MRSL will continue to provide a full range of traditional market research and consulting services backed by their strong, high-quality, face-to-face and telephone data collection and analytics resources. MRSL clients will also have access to a new organizational platform that will be developed by Harris Interactive to provide Internet-based research services throughout the world. This new organization - based on the established Harris Interactive Service Bureau concept - will make online research capabilities available directly to its clients and through Harris Interactive's existing Global Network members in Europe. In addition to the technology platform, the European Service Bureau will be backed by Harris Interactive's own research and methodology team that has pioneered the development of the Internet as a platform for conducting market research.

Clemm said, "This acquisition is another step that will allow us to extend the strength of Harris Interactive's full spectrum of experience, including Internet-based research ability, across a much larger set of clients in the United States and Europe. Internet-based research is an enabling technology that will enhance the quality of research. MRSL provides the ideal base from which to grow our European business, in concert with our existing Global Network members, in the region."

Commenting on the acquisition, Roger Landells, chairman and CEO of MRSL said, "Harris Interactive is in a race to expand its capabilities to conduct international research in multiple languages at unparalleled speed and quality. We are pleased to join our colleagues at Harris Interactive in their efforts to transform the world of market research by providing this new service to our clients in Europe and beyond."

                      NEW MRSL BOARD OF DIRECTORS ANNOUNCED

David Clemm, will become chairman of a new board of directors for MRSL. He will be joined by Greg Smith, currently vice president of International development for Harris Interactive, David Vaden, vice president of corporate finance for Harris Interactive, and Roger Landells, who will become a non-executive director, and be retained as a consultant to both MRSL and Harris Interactive.

At the same time, Professor Martin Callingham, visiting professor at Birkbeck College, University of London, and formerly group market research director for Whitbread plc., continues as a non-executive director of MRSL.

"We will benefit greatly from the caliber and experience that both Martin and Roger will bring to our business," added Gordon Black. "Both are extremely well-regarded in the European market and, together with the management team of this latest acquisition, make a highly potent combination which will benefit our customers and shareholders alike."

                                       ###

ABOUT HARRIS INTERACTIVE
Harris Interactive (Nasdaq: HPOL), is a worldwide market research, polling and consulting firm. It is best known for The Harris Poll and its pioneering use of the Internet to conduct scientifically accurate market research. The Harris Interactive Internet-based forecasts for the 2000 election were the most accurate in the history of the polling industry. With expertise in pharmaceutical, health care, automotive, finance, ecommerce, technology, consumer packaged goods and other markets, the firm has spent 45 years providing its clients with custom, multi-client and service bureau research. Through its U.S. and Global Network offices, Harris Interactive conducts international research in multiple, localized languages. Harris Interactive currently maintains a database of more than 7 million online panelists - the largest of its kind. For more information about Harris Interactive, please visit the Company's website at www.harrisinteractive.com. EOE M/F/D/V

Harris Interactive(SM) is a worldwide service mark of Harris Interactive Inc. but used in Europe with the permission of Taylor Nelson Sofres.

ABOUT MARKET RESEARCH SOLUTIONS LTD.
Since its formation in 1993 as a buy-out from AC Nielsen, MRSL has grown successfully in the UK creating a sizable business with a strong reputation for high quality and reliable data gathering and custom research. Its UK turnover is now over (pound)6 million ($8.6m) and it has many long-term clients in the consumer packaged goods and services markets. It is organized into two commercial divisions - Magenta and IQ+. Magenta provides full service market and marketing research consultancy to a wide range of UK and European based clients, mainly from the consumer packaged goods, consumer services, marketing communications and media industries. In addition, Magenta has started to develop business in the new media and ecommerce fields in the UK. IQ+ specializes in high quality data collection, qualitative recruitment, data preparation, analysis and delivery. Its clients range from manufacturing and marketing companies, UK public bodies and organizations as well as other market research agencies. An operations division comprising CATI phone centers, a face-to-face fieldwork organization, production, data preparation and processing departments, supports both divisions. MRSL is quality accredited under BS7911 by the MRQSA and formally accredited under the Investors in People (IIP) scheme. For more information about the Company, please visit its website at www.mrsl.co.uk. EOE M/F/D/V.



PRESS CONTACTS:
Nancy Wong                               Greg Smith
Harris Interactive                       Harris Interactive
716-214-7316                             +44 (0) 1865 788050
nwong@harrisinteractive.com              gsmith@harrisinteractive.com
---------------------------              ----------------------------

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.







                                       3